Rule 424(b)(2)
	Registration Nos. 333-44771
	NASD File No. 961029005
                                  Cusip No:  52517PNP2

PRICING SUPPLEMENT NO. 317
Trade Date: April 22, 1998, to Prospectus
Supplement dated February 18, 1998
and Prospectus dated February 18, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%  Initial Interest Rate: Fed Funds Effective
Commission: .25%                            Telerate pg 120
	           posted on 04/27/98
Interest Rate Basis:
() Treasury Rate	 Settlement Date: 04/27/98
( ) LIBOR (1 month)	 Maturity Date:   04/27/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
(X) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.30%

Index Maturity: Daily

Interest Payment Period:	 Quarterly

Interest Reset Period:	Daily

Interest Reset Dates:	Daily

Interest Determination Dates: One NY business day prior to interest reset dates.

Interest Payment Dates: 7/27, 10/27, 1/27, 4/27, and at maturity, subject to modified following business day convention.

The aggregate principal amount of this offering is $26,000,000 and relates only to Pricing Supplement No. 317. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $15,162,913,688 and, to date, including this offering, an aggregate of $14,486,287,688 Medium-Term Notes, Series E has been issued and $10,016,052,688 are outstanding.





								Lehman Brothers Holdings



								By:
		            	             Name: Kathy Bopp Flynn
				      		  Title: Assistant Treasurer